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                                                                    EXHIBIT 99.1

ViroLogic, Inc. (ticker: VLGC, exchange: NASDAQ) News Release - 2-Jul-2001

VIROLOGIC ANNOUNCES $16.25 MILLION PRIVATE PLACEMENT

SOUTH SAN FRANCISCO, Calif., Jul 2, 2001 /PRNewswire/ -- ViroLogic, Inc. (Nasdaq: VLGC) today announced it has entered into an agreement to sell newly issued shares of 6% convertible preferred stock to several large investors in two separate placements, with expected gross proceeds to the company totaling $16.25 million. The sale of a portion of the shares closed today, with the Company receiving $6.65 million in proceeds. UBS Warburg and CIBC World Markets are serving as advisors for this transaction.

ViroLogic expects to use the net proceeds from this financing to support and enhance ongoing commercial activities, accelerate research and development of new products, and for general administrative expenses, capital expenditures and working capital.

"This financing significantly strengthens our balance sheet," said Bill Young, ViroLogic's Chairman and CEO. "It comes at a great time as we step up our efforts in the field to continue to increase sales as we have over the last two quarters and prepare new products for commercialization later this year. In addition, we expect the proceeds will fund development of our pipeline focused on patient management and drug development assays for hepatitis B and C."

ViroLogic's flagship product, PhenoSense(TM) HIV, is a rapid, highly sensitive drug resistance assay that allows physicians to directly and reliably measure the level of clinically significant HIV drug resistance. With this information, physicians can individualize treatment regimens for their patients to maintain effective therapy and avoid unnecessary side effects, resulting in improved outcomes and reduced treatment costs. Pharmaceutical companies are also using it to develop new drugs to which HIV might be less resistant.

The preferred stock will be convertible into common stock at a premium to the current market price. The purchasers will also receive warrants to purchase a total of 3.2 million shares of common stock, at an exercise price that is also at a premium to the current market price. The second closing of the private placement is subject to certain conditions, including approval of the Company's shareholders. The offer and sale of the securities being sold by ViroLogic in the private placements will not be and has not been registered under the Securities Act of 1933, as amended, and may not be sold by ViroLogic absent registration or an applicable exemption from registration requirements. However, the Company has agreed to file a registration statement for the resale of the shares underlying the preferred stock and the warrants, as well as shares issuable as dividends on the preferred stock. This news release is not an offer to sell, or a solicitation of an offer to buy, the securities discussed herein.

About ViroLogic

ViroLogic is a biotechnology company advancing the fields of individualized medicine and pharmacogenomics, helping to make them realities in healthcare around the world today. The Company discovers, develops and markets innovative products to guide and improve treatment of serious viral diseases such as AIDS and hepatitis. Its leading expertise in virology, molecular biology, clinical research, engineering, information systems, and quality assurance has resulted in technology to assess drug resistance and susceptibility in viruses that cause these diseases, which affect millions of people worldwide.

The Company's current products are designed to optimize HIV/AIDS treatment regimens, providing physicians with important information to help select appropriate drugs for their patients and leading to better outcomes and reduced costs. These products are also being used by major pharmaceutical companies to develop new and improved antiviral therapeutics targeted at emerging drug-resistant viruses.


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Certain statements in this press release are forward-looking, including statements relating to the offer and sale of shares of preferred stock and the issuance of warrants and shareholder approval thereof, as well as anticipated uses of proceeds and potential pipeline and product development efforts. These forward-looking statements are subject to risks and uncertainties and other factors, which may cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to, an inability to consummate the private placement, an inability to obtain shareholder approval for the second closing, an inability to effectively use anticipated proceeds as contemplated, whether planned pipeline and product development efforts will be successful, whether PhenoSense(TM) testing will achieve market acceptance, whether payers will authorize reimbursement for our products, whether we will be able to expand our sales and marketing capabilities, whether we encounter problems or delays in automating our process, whether we successfully introduce new products using our PhenoSense technology, including entry and fitness assays, whether intellectual property underlying our PhenoSense technology is adequate, whether we are able to build brand loyalty, the ability to raise additional capital, and other risks and uncertainties detailed from time to time in our reports to the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2000 and the Company's most recent Report on Form 10-Q.